                                                                     EXHIBIT 4.1

                   SENIOR SECURED CONVERTIBLE PROMISSORY NOTE

THIS NOTE AND THE SHARES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS PURSUANT TO RULE 144 OR UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT COVERING SUCH SECURITIES OR THE COMPANY RECEIVES AN OPINION OF COUNSEL STATING (OR OTHER EVIDENCE REASONABLY SATISFACTORY TO THE COMPANY) THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT.

                          BLUEFIRE ETHANOL FUELS, INC.

                   SENIOR SECURED CONVERTIBLE PROMISSORY NOTE


$____________                                                    August __, 2007

BlueFire Ethanol Fuels, Inc., a Nevada corporation (the "Company"), for value received HEREBY PROMISES TO PAY to the order of ____________________, together with its successors, representatives, and permitted assigns (the "Noteholder") the maximum principal sum of _________________________________ DOLLARS
($____________), or such lesser amount as shall equal the then outstanding principal amount hereof, plus accrued and unpaid interest on such outstanding principal amount as set forth below, on the Maturity Date.

All payments under or pursuant to this Note shall be made in United States Dollars in immediately available funds to the Noteholder at the address of the Noteholder set forth on EXHIBIT A attached hereto or at such other place as the Noteholder may designate from time to time in writing to the Company or by wire transfer of funds to the Noteholder's account, instructions for which are attached hereto as EXHIBIT A.

The Noteholder will receive "A" warrants (the "A Warrants") and "B" warrants (the "B Warrants", and together with the A Warrants, the "Warrants") to purchase that number of shares of common stock, par value $.001 per share of the Company (the "Common Stock") as set forth in such Warrants issued in connection with this Note and dated the Closing Date. The Warrants shall be exercisable for a period of three years from the Closing Date. The A Warrants shall have an exercise price of $6.32 per share and the B Warrants have an exercise price of $5.48 per share, subject to certain adjustments. The Common Stock issueable in respect of the Warrants are herein referred to as the "Warrant Shares".

The following is a statement of the rights of the Noteholder and the conditions to which this Note is subject, and to which the Noteholder, by the acceptance of this Note, agrees:



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SECTION 1. CERTAIN TERMS DEFINED. The following terms for all purposes of this
Note shall have the respective meanings specified below

                  "A WARRANTS" has the meaning set forth in the introductory paragraphs.

                  "ADDITIONAL A WARRANTS" has the meaning set forth in Section 2(b)(i).

                  "ADDITIONAL WARRANTS" has the meaning set forth in Section 2(b)(i).

                  "ADDITIONAL B WARRANTS" has the meaning set forth in Section 2(b)(i).

                  "ADDITIONAL NOTES" has the meaning set forth in Section
2(b)(i).

                  "AFFILIATE" has the meaning set forth in Section 9(b).

                  "AGGREGATE PER COMMON SHARE PRICE" has the meaning set forth in Section 5(g).

                  "ARKENOL LICENSE" has the meaning set forth in Section 7(s).

                  "B WARRANTS" has the meaning set forth in the introductory paragraphs.

                  "BOARD" has the meaning set forth in Section 5(b).

                  "BUSINESS DAY" means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized by law to close.

                  "CHANGE OF CONTROL" has the meaning set forth in Section 3(c).

                  "CHANGE OF EXECUTIVE EVENT" means the failure of Arnold Klann, Christopher Scott and John Cuzens to be actively involved on an ongoing basis in the executive management of the Company.

                  "CLOSING DATE" has the meaning set forth in Section 2(a).

                  "COLLATERAL" has the meaning set forth in Section 12(a).

                  "COMMISSION" has the meaning set forth in Section 6(a).

                  "COMMISSION COMMENTS" has the meaning set forth in Section
6(j).

                  "COMMISSION DOCUMENTS" has the meaning set forth in Section 7(g).

                  "COMMON STOCK" has the meaning set forth in the introductory paragraphs.

                  "COMMON STOCK EQUIVALENTS" has the meaning set forth in
Section 5(g).

                  "COMPANY" has the meaning set forth in the introductory paragraphs.

                  "CONVERSION NOTICE" has the meaning set forth in Section 5(a).

                  "CONVERSION OPTION" has the meaning set forth in Section 5(a).

                  "CONVERSION PRICE" has the meaning set forth in Section 5(a).

                  "CONVERSION RATE" has the meaning set forth in Section 5(a).

                  "CONVERSION SHARES" has the meaning set forth in Section 5(d)(i).

                  "CONVERTIBLE SECURITIES" has the meaning set forth in Section 5(g).

                  "EFFECTIVE DEADLINE" has the meaning set forth in Section
6(d).

                  "EFFECTIVENESS LIQUIDATED DAMAGES SHARES" has the meaning set forth in Section 6(d).

                  "EFFECTIVENESS PERIOD" has the meaning set forth in Section 6(j).

                  "EVENT OF DEFAULT" has the meaning set forth in Section 4.

                  "EXCHANGE ACT" has the meaning set forth in Section 7(g).

                  "FACE AMOUNT" has the meaning set forth in Section 6(j).

                  "FILING DEADLINE" has the meaning set forth in Section 6(a).

                  "FILING LIQUIDATED DAMAGES SHARES" has the meaning set forth in Section 6(b).

                  "FUNDS" has the meaning set forth in Section 2(b)(ii).

                  "GAAP" has the meaning set forth in Section 7(g).

                  "GUARANTOR" has the meaning set forth in Section 13.

                  "INDEBTEDNESS" has the meaning set forth in Section 7(l).

                  "INDEMNIFIED PARTY" has the meaning set forth in Section 19.

                  "INITIAL REGISTRABLE SECURITIES" has the meaning set forth in
Section 6(j).

                  "INTELLECTUAL PROPERTY RIGHTS" has the meaning set forth in
Section 7(s).

                  "INTEREST SHARES" has the meaning set forth in Section 3(e).

                  "LIQUIDATED DAMAGES" has the meaning set forth in Section
6(j).

                  "MARKET PRICE" has the meaning set forth in Section 3(e).

                  "MATERIAL ADVERSE EFFECT" has the meaning set forth in Section 7(i).

                  "MATURITY DATE" has the meaning set forth in Section 3(a).

                  "NOTE" shall mean this Senior Secured Convertible Promissory Note, as amended, from time to time, in accordance with the terms hereof.

                  "NOTEHOLDER" has the meaning set forth in the introductory paragraphs.

                  "NOTICE PERIOD" has the meaning set forth in Section 3(b).

                  "OTHER REGISTRABLE SECURITIES" has the meaning set forth in
Section 6(j).

                  "PREPAYMENT PREMIUM" has the meaning set forth in Section
3(b).

                  "PROJECT RAISE" has the meaning set forth in Section 5(b).

                  "PURCHASE RIGHT" has the meaning set forth in Section 2(b)(i).

                  "PURCHASE RIGHT NOTICE" has the meaning set forth in Section 2(b)(ii).

                  "QUALIFIED FINANCING" has the meaning set forth in Section
5(b).

                  "QUALIFIED SECURITIES" has the meaning set forth in Section 5(b).

                  "REGISTRABLE SECURITIES" has the meaning set forth in Section 6(j).

                  "REGISTRATION STATEMENT" has the meaning set forth in Section 6(a).

                  "REVISED CONVERSION PRICE" has the meaning set forth in
Section 2(b)(i).

                  "SECOND ROUND DAMAGES SHARES" has the meaning set forth in
Section 6(e).

                  "SECURITIES ACT" has the meaning set forth in the introductory paragraphs.

                  "SUBSEQUENT FILING DEADLINE" has the meaning set forth in
Section 6(f).

                  "SUBSEQUENT EFFECTIVE DEADLINE" has the meaning set forth in
Section 6(f).

                  "SUBSIDIARY" has the meaning set forth in Section 7(b).

                  "VOLUNTARY CONVERSION DATE" has the meaning set forth in
Section 5(a).

                  "WARRANTS" has the meaning set forth in the introductory paragraphs.

                  "WARRANT SHARES" has the meaning set forth in the introductory paragraphs.

SECTION 2. AMOUNT; ADDITIONAL AMOUNTS.

         (a) AMOUNT OF NOTE. The Noteholder shall provide the above stated principal amount via wire transfer within twenty-four hours of the execution of this Note (the "Closing Date").

         (b) ADDITIONAL AMOUNTS. (i) The Company hereby grants to the Noteholder the right (the "Purchase Right") to purchase additional senior secured convertible notes (the "Additional Notes") in an original principal amount of up to ___________________ dollars ($__________), along with an equal amount of additional "A" Warrants (the "Additional A Warrants") and additional "B" Warrants (the "Additional B Warrants" and together with the Additional A Warrants, the "Additional Warrants") on the same terms as provided herein, PROVIDED HOWEVER, such (i) Additional Notes shall have a revised conversion price (the "Revised Conversion Price") equal to the Conversion Price multiplied by 150%, (ii) Additional A Warrants shall have an exercise price per share equal to the Revised Conversion Price multiplied by 130% and (iii) Additional B Warrants shall have an exercise price per share equal to the Revised Conversion Price multiplied by 150%.

                  (ii) The Purchase Right may be exercised at any time, and from time to time, in whole or in part, from the date hereof until August 21, 2008, on which date the Purchase Right shall terminate. To exercise the Purchase Right in whole or in part, the Noteholder shall deliver to the Company: (a) written notice of its intent to exercise the Purchase Right pursuant to this Section 2, stating the original principal amount of the Additional Note to be issued as a result of such exercise (the "Purchase Right Notice") and (b) by wire transfer, immediately available funds in an amount equal to the original principal amount of the Additional Note to be issued as a result of such exercise (the "Funds"). After receiving the Purchase Right Notice and the Funds, the Company shall as soon thereafter as practicable prepare an Additional Note and an Additional Warrants, as the case may be, in the original principal amount indicated in the Purchase Right Notice and the parties hereto shall cooperate in delivering to the other signature pages to such Additional Note.

SECTION 3. PAYMENT OF PRINCIPAL AND INTEREST.

         (a) PAYMENT IN FULL ON MATURITY. Unless this Note is sooner prepaid pursuant to clause (b) below or converted pursuant to Section 5 hereof or sooner becomes due and payable under Section 4 hereof, all outstanding principal of and accrued but unpaid interest on this Note shall be paid in full on the date which is two years after the Closing Date (i.e. August 21, 2009) (the "Maturity Date"), provided that if any such date is not a Business Day, then such date shall be the next succeeding Business Day.

         (b) OPTIONAL PREPAYMENTS. The Company may prepay this Note, upon thirty
(30) days prior written notice (the "Notice Period") to the Noteholder, in whole but not in part at any time prior to Maturity by paying the outstanding principal amount of this Note together with accrued interest thereon to the date of prepayment. The Company shall also pay a Prepayment Premium to the Noteholder upon making such prepayment. "Prepayment Premium" shall mean (i) cash in the amount of eight percent (8%) of the aggregate outstanding principle amount being prepaid and (ii) warrants to purchase _______ shares of Common Stock on the same terms and conditions as the A Warrants issued on the Closing Date. Notwithstanding anything in the foregoing, the Noteholder shall retain his right to convert this Note under Section 5 hereof during the Notice Period. For the avoidance of doubt, if the Noteholder converts this Note during the Notice Period, such Noteholder shall not be entitled to a Prepayment Penalty.

         (c) PAYMENT IN FULL UPON A CHANGE OF CONTROL. At the Noteholder's option, the Company shall repay this Note (or any portion of this Note that the Noteholder shall request), plus any unpaid interest accrued thereon upon a Change of Control. The term "Change of Control" shall mean any transaction or series of related transactions (including without limitation any reorganization, merger, consolidation, sale of assets or sale of stock) that will result in (i) the sale of all or substantially all of the assets of the Company, (ii) a change in ownership of 50% or more of the Company's then outstanding capital stock, in one or a series of transactions occurring within a period of six (6) months, or
(iii) a consolidation or merger of the Company with or into any other corporation or corporations (or other corporate reorganization) immediately after which the shareholders of the Company hold less than fifty percent (50%) of the voting power of the surviving corporation

         (d) INTEREST. Interest shall accrue on the outstanding principal amount of this Note, at the rate of eight percent (8%) per annum computed on the basis of a 360-day year (twelve thirty-day months), from the date such principal amount is advanced to the Company until the earlier of (i) the payment in full of all outstanding principal of and accrued interest on this Note, or (ii) the conversion of this Note pursuant to Section 5 hereof. Notwithstanding the foregoing, upon an Event of Default, this Note shall bear interest on and after the date and during the continuance of such Event of Default at a rate equal to the lesser of (i) the maximum interest rate permitted by applicable law or (ii) fifteen percent (15%).

         (e) PAYMENT OF INTEREST. Interest may be paid in the Company's sole discretion either (i) in cash, or (ii) by the issuance to the Noteholder of additional shares of Common Stock (the "Interest Shares") in an aggregate amount equal to the accrued and unpaid interest due under this Note divided by the Market Price for such Common Stock. "Market Price" shall be equal to ninety percent (90%) of the volume weighted average closing price of the Common Stock over the 10 Business Days immediately preceding the date on which such interest payment is due.

         (f) GENERAL PAYMENT PROVISIONS.

                  (i) Interest shall be payable quarterly in arrears on the last day of the Company's fiscal quarter (or if any such day is not a Business Day, then on the next succeeding Business Day).

                  (ii) All cash payments of principal and interest on this Note by the Company hereunder shall be made not later than 12:00 Noon (New York City time) on the date when due either by cashier's check, certified check or by wire transfer of immediately available funds to the Noteholder's account at a bank in the United States specified by the Noteholder in writing to the Company without reduction by reason of any set-off or counterclaim. All interest payments made in Interest Shares shall be delivered by the Company to the Noteholder as promptly as possible but in no event later than 10 Business Days from such interest payment date.

         (g) ORDER OF PAYMENTS. All payments made under this Note shall be applied first against any costs and expenses related to the collection or enforcement of this Note, second against accrued but unpaid interest and third against the outstanding principal balance hereof.

SECTION 4. EVENTS OF DEFAULT.

                  If one or more of the following events (each an "Event of Default") shall occur:

         (a) the Company shall fail to pay in full any principal, accrued interest (in cash or Common Stock) or other amounts due to the Noteholder under this Note when due;

         (b) the Company shall default in the performance of or compliance with any covenant, agreement or other obligation of the Company contained in this Note or the Warrants that is not remedied, waived or cured within thirty (30) days following such default in performance or noncompliance;

         (c) any representation or warranty of the Company contained herein shall prove to have been false or incorrect in any material respect as of the Closing Date;

         (d) the Company or any Subsidiary shall default (as principal, guarantor or other surety) in the payment of any principal of, premium (if any) or interest on any indebtedness for borrowed money to any other party, or shall default in the performance of or compliance with any other obligation contained in the documentation evidencing or securing any such other indebtedness, and in connection with such default such indebtedness becomes due and payable prior to the date it would otherwise become due and payable, or the Company or any Subsidiary shall fail to pay such indebtedness at its stated maturity;

         (e) a court shall enter a decree or order for relief in respect of the Company or any Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or any Subsidiary or for any substantial part of the property of the Company or any Subsidiary or ordering the winding up or liquidation of the affairs of the Company or any Subsidiary, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

         (f) the Company or any Subsidiary shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or any Subsidiary or for any substantial part of the property of the Company or any Subsidiary, or the Company or any Subsidiary shall make any general assignment for the benefit of creditors;

         (g) entry of a final judgment in excess of $100,000 (excluding insured portions) against the Company or any Subsidiary or for which the Company or any Subsidiary is otherwise responsible that is not stayed, bonded or discharged within thirty (30) days; or

         (h) a Change of Executive Event shall occur;

then, upon the occurrence of any Event of Default described in paragraph (e) or
(f) above, all outstanding principal of this Note and all accrued but unpaid interest thereon shall be accelerated automatically, without any further action by any party, and shall become immediately due and payable notwithstanding any other provision of this Note, without presentment, demand, protest, notice of protest or other notice of dishonor of any kind, all of which are hereby expressly waived by the Company; and upon the occurrence of any other Event of Default described in the other paragraphs above, the Noteholder may, at the Noteholder's option exercisable at any time thereafter, by notice to the Company in writing, accelerate this Note and declare the entire outstanding principal balance of this Note and all accrued but unpaid interest thereon immediately due and payable, without presentment, demand, protest, notice of protest or other notice of dishonor of any kind, all of which are hereby expressly waived by the Company. At any time following any such acceleration as provided in the preceding sentence, the Noteholder may at its option convert this Note in whole or in part into Common Stock at the Conversion Price by written notice to the Company. The Noteholder may enforce its rights under this Note and otherwise at law or in equity or both, all remedies available to the Noteholder under this Note or otherwise shall be cumulative, and no course of dealing between the Company and the Noteholder or any delay or omission in exercising any power or right shall operate as a waiver thereof. The Company shall notify the Noteholder immediately in writing of the occurrence of any Event of Default, which notification shall include a summary of the material facts relating to such Event of Default and shall specify the date on which such Event of Default occurred.

SECTION 5. CONVERSION.

                  The outstanding principal amount of and any accrued but unpaid interest under this Note shall be converted into securities of the Company as follows:

         (a) OPTIONAL CONVERSION. At any time on or after the Closing Date and prior to the Maturity Date, this Note shall be convertible (in whole or in part), at the option of the Noteholder (the "Conversion Option"), into such number of fully paid and non-assessable shares of Common Stock (the "Conversion Rate") as is determined by dividing (x) that portion of the outstanding principal balance plus any accrued but unpaid interest under this Note as of such date that the Noteholder elects to convert by (y) the Conversion Price then in effect on the date on which the Noteholder faxes a notice of conversion (the "Conversion Notice") attached hereto as EXHIBIT B, duly executed, to the Company (the "Voluntary Conversion Date"), PROVIDED, HOWEVER, that the Conversion Price shall be subject to adjustment as described below and, PROVIDED FURTHER, that all such conversions by the Noteholder under this Section 5(a) shall be in minimum amounts of $500,000,. The Noteholder shall deliver this Note to the Company at the address designated in Section 17 hereof at such time that this
Note is fully converted. With respect to partial conversions of this Note, the Company shall keep written records of the amount of this Note converted as of each Voluntary Conversion Date. Any such optional conversion will be deemed to occur as of the date notice is provided pursuant to this paragraph, and the amount of Conversion Shares issuable upon any such conversion shall determined by dividing the outstanding principal balance plus accrued but unpaid interest by $4.21 subject to adjustment as described below (the "Conversion Price").

         (b) MANDATORY CONVERSION. If, on or before the Maturity Date, the Company consummates a Qualified Financing then the principal amount outstanding under this Note and accrued but unpaid interest thereon shall be automatically converted upon the closing of such Qualified Financing and the Noteholder may, in its sole discretion, elect to convert all such amounts into (i) any securities issued in connection with the Qualified Financing (any such securities being, "Qualified Securities") on the same terms as investors who participate in such Qualified Financing or (ii) Common Stock. The amount of Qualified Securities to be issued to the Noteholder upon conversion pursuant to
(i) above shall be determined by dividing the outstanding balance of principal and accrued but unpaid interest by the amount of per unit consideration paid by the investors (not including the Noteholder) who participate in the Qualified Offering. "Qualified Financing" shall mean (i) the sale by the Company of equity securities or securities convertible into equity securities that results in gross proceeds of at least $10,000,000 or (ii) the raising by the Company or a project LLC wholly-owned by the Company of at least $15,000,000 in a bonafide "project raise" as approved by the board of directors of the Company (the "Board").

         (c) NOTEHOLDER TO HAVE RIGHTS OF INVESTOR IN ANY QUALIFIED FINANCING. In connection with any conversion of this Note into Qualified Securities under
Section 5(b) above, the Company shall ensure that the Noteholder is made a party, on the same basis as the other investors in such Qualified Financing, to any and all rights including, without limitation, under any registration rights agreement, investors rights agreement, shareholders agreement, or other agreements setting forth the rights being granted to such investors in connection with the Qualified Financing, PROVIDED HOWEVER, if such Qualified Financing is in the form of a "project raise" and (i) the "project raise" investors won't proceed without a one hundred percent (100%) allocation of such "project raise" and (ii) the Board determines in good faith that such "project raise" should be allocated 100% to such "project raise" investors then the Noteholder shall not participate in such "project raise".

         (d) MECHANICS OF CONVERSION.

                  (i) Upon the conversion of this Note into Common Stock or Qualified Securities under paragraph 5(a) or 5(b) above, all amounts due and owing under this Note shall be converted into fully paid and nonassessable shares of Common Stock or Qualified Securities, as applicable, which shall be deemed issued and outstanding for all purposes from and after the time of such conversion as specified in paragraph 5(a) or 5(b) above. As promptly as possible after such conversion, the Company shall issue to the Noteholder a certificate representing the number of shares of Common Stock (the shares of Common Stock actually issuable hereunder being referred to as the "Conversion Shares") or amount of such Qualified Securities, as applicable, issuable upon such conversion in accordance with the terms of this Note and a cash payment in lieu of any fractional security otherwise issuable upon such conversion, in accordance with paragraph 5(e) below; PROVIDED, HOWEVER, that the Company shall not be obligated to issue to the Noteholder such certificate or check unless and until this Note, or an appropriate affidavit of loss, is delivered to the Company.

                  (ii) In the event of any conversion of this Note under this
Section 5, the person in whose name the certificate for the Conversion Shares or Qualified Securities is to be issued shall be deemed to have become a holder of record of such Conversion Shares or Qualified Securities on the date as of which conversion is deemed to occur as specified in paragraphs 5(a) and 5(b) above, as the case may be.

         (e) FRACTIONAL SHARES. No fractional Conversion Shares or scrip, or fractional units of Qualified Securities, as applicable, shall be issued upon conversion of this Note. Instead of any fractional Conversion Shares or Qualified Securities that would otherwise be issuable upon conversion of this Note, the Company shall pay a cash adjustment in respect of such fractional interest in an amount equal to that fractional interest of the price at which the Note was converted, as applicable.

         (f) STOCK DIVIDENDS, SPLITS AND COMBINATIONS. If the number of shares of the class of capital stock of the Company issuable upon conversion of this Note outstanding at any time after the Closing Date is increased by a stock dividend or other distribution payable in shares of such stock or by a subdivision, split-up or reclassification of outstanding shares of such stock, then immediately after the record date fixed for the determination of stockholders entitled to receive such stock dividend or the effective date of such subdivision, split-up or reclassification, as the case may be, the Conversion Price shall be reduced appropriately so that the Noteholder shall be entitled to receive the number of Conversion Shares that it would have owned immediately following such action had this Note been converted immediately prior thereto. If the number of shares of the class of capital stock of the Company issuable upon conversion of this Note outstanding at any time after the Closing Date is decreased by a combination or reclassification of the outstanding Conversion Shares, then, immediately after the effective date of such combination or reclassification, the Conversion Price shall be increased appropriately so that the Noteholder shall be entitled to receive the number of Conversion Shares that it would have owned immediately following such action had this Note been converted immediately prior thereto.

         (g) CERTAIN ADJUSTMENTS. In the event the Company, shall, at any time, from time to time, issue or sell any additional shares of Common Stock (otherwise than as provided for in this Note or upon exercise of the Warrants), at a price per share less than the Conversion Price then in effect or without consideration (excluding any Common Stock issued as compensation or options issued in connection with an employee incentive plan that has been approved by the Board), then the Conversion Price shall be equal to such lower price. If the Company, at any time after the Closing Date, shall issue any securities convertible into or exchangeable for, directly or indirectly, Common Stock ("Convertible Securities"), (other than any Additional Notes), or any rights or warrants to purchase any such Common Stock or Convertible Securities, shall be issued or sold (collectively, the "Common Stock Equivalents") and the aggregate of the price per share for which additional shares of Common Stock may be issuable thereafter pursuant to such Common Stock Equivalent, plus the consideration received by the Company for issuance of such Common Stock Equivalent divided by the number of shares of Common Stock issuable pursuant to such Common Stock Equivalent (the "Aggregate Per Common Share Price") shall be less than the applicable Conversion Price then in effect, or if, after any such issuance of Common Stock Equivalents, the price per share for which such additional shares of Common Stock may be issuable thereafter is amended or adjusted, and such price as so amended shall make the Aggregate Per Share Common Price be less than the applicable Conversion Price in effect at the time of such amendment or adjustment, then the applicable Conversion Price upon each such issuance or amendment shall be equal to such lower price. In addition, the Conversion Price shall be adjusted up or down, as the case may be, to take into account any stock split, combination, stock dividend, recapitalization or similar event after the date hereof with respect to the Company's Common Stock or any other class of capital stock of the Company in order that the number of shares of Common Stock, as applicable, issuable upon conversion of this Note will not be adversely or positively affected by any such event.

         (h) CAPITAL REORGANIZATION OR RECLASSIFICATION. If the Conversion Shares shall be changed into the same or a different number of shares of any class or classes of stock or other property, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above), then in each such event the Noteholder shall have the right thereafter to convert this Note into the kind and amount of shares of stock and other securities and property that would have been receivable upon such reorganization, reclassification or other change in respect of the number of Conversion Shares into which this Note could have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

         (i) MERGER OR CONSOLIDATION. If at any time or from time to time there shall be an acquisition of the Company by another entity by means of merger, consolidation or otherwise, resulting in the exchange of the outstanding Conversion Shares for securities or consideration issued or caused to be issued by the acquiring entity or any of its Affiliates, then, as a part of such acquisition, provision shall be made so that the Noteholder shall thereafter be entitled to receive, upon conversion of this Note, the number of shares of stock or other securities or property of the acquiring corporation resulting from such acquisition to which the Noteholder would have been entitled if the Noteholder had converted this Note immediately prior to such acquisition. In any such case appropriate adjustments shall be made in the application of the provisions of this Section 5(i) with respect to the rights of the Noteholder after such acquisition to the end that the provisions of this Section 5(i) shall be applicable after that event in as nearly equivalent a manner as may be practicable.

         (j) OTHER CHANGES. If any other event occurs as to which the other provisions of this Section 5 are not strictly applicable or if strictly applicable, would not fairly protect the conversion rights of the Noteholder in accordance with such provisions, then the Company shall make an adjustment in the number of and class of shares available under this Note, the Conversion Price or the application of such provisions, so as to protect such conversion rights as aforesaid. The adjustment shall be such as will give the Noteholder upon conversion for the same aggregate Conversion Price the total number, class and kind of shares as the Noteholder would have owned had this Note been converted prior to the event and had the Noteholder continued to hold such shares until after the event requiring adjustment.

         (k) NOTICE TO NOTEHOLDER. In the event the Company shall propose to take any action of the type described in Sections 5(f), (g), (h), or (i), the Company shall give notice to the Noteholder, which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price or the terms of the Qualified Financing, as applicable, and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of this Note. In the case of any action that would require the fixing of a record date, such notice shall be given at least fifteen
(15) days prior to the date so fixed, and in case of all other action, such notice shall be given at least twenty (20) days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

         (l) COSTS. The Company shall pay all documentary, stamp, transfer or other taxes attributable to the issuance or delivery of Conversion Shares upon conversion of this Note; provided, however, that the Company shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the Noteholder.

         (m) RESERVATION OF SHARES. The Company shall take all necessary action to reserve, and shall reserve at all times so long as any principal amount under this Note or the Warrants remain outstanding, free from statutory or contractual preemptive rights, out of its authorized but unissued capital stock, solely for the purpose of effecting the conversion of this Note and the issuance of Common Stock upon exercise of the Warrants, sufficient shares of Common Stock, to provide for the conversion of this Note and the exercise of the Warrants.

         (n) NO IMPAIRMENT. The Company will not, by amendment of its articles of incorporation or through any reorganization, transfer of assets, issuance or sale of securities or otherwise, avoid or seek to avoid the observance or performance of any of the terms of this Section 5 or the other provisions of this Note or the Warrant and will at all times in good faith assist in the carrying out of all provisions hereof and in the taking of all actions as may be necessary in order to protect the conversion and other rights of the Noteholder hereunder against impairment.

SECTION 6. REGISTRATION RIGHTS; LIQUIDATED DAMAGES.

         (a) The Company shall prepare, and, as soon as practicable but in no event later than one hundred twenty (120) calendar days from the date hereof (the "Filing Deadline"), file with the Securities and Exchange Commission (the "Commission") a Registration Statement or Registration Statements (the "Registration Statement(s)") (as is necessary from time to time) on Form SB-2 (or, if such form is unavailable for such a registration, on such other form as is available for such a registration), covering the resale of all of the Initial Registrable Securities, which Registration Statement(s) shall state that, in accordance with Rule 416 promulgated under the Securities Act, such Registration Statement(s) also covers such indeterminate number of additional shares of Common Stock as may become issuable upon stock splits, stock dividends or similar transactions.

         (b) If the Company shall not have filed a Registration Statement with respect to the Initial Registrable Securities by the Filing Deadline then the Company shall pay as liquidated damages and not as a penalty to the Noteholder, at the Company's option (i) a cash payment equal to three percent (3%) of the Face Amount or (ii) additional shares of Common Stock (the "Filing Liquidated Damages Shares") equal to three percent (3%) of the Face Amount divided by the Market Price for such Common Stock.

         (c) The Company shall use its best efforts to have the Registration Statement(s) declared effective by the SEC within ninety (90) calendar days after the filing thereof.

         (d) If the Registration Statement shall not have been declared effective by the Commission within ninety (90) calendar days after the Filing Deadline (the "Effective Deadline"), then the Company shall pay as liquidated damages and not as a penalty to the Noteholder, at the Company's option (i) a cash payment equal to two percent (2%) of the Face Amount or (ii) additional shares of Common Stock (the "Effectiveness Liquidated Damages Shares") in an amount equal to two percent (2%) of the Face Amount for each month after the Effective Deadline that the Registration Statement has not been declared effective by the Commission (which amount shall be prorated on a daily basis for any period of less than one month). Notwithstanding the foregoing, if all of the Initial Registrable Securities to be included in a Registration Statement filed hereunder cannot be so included due to Commission Comments then the liquidated damages set forth in this paragraph (d) shall not be applicable to the amount not permitted to be included in such Registration Statement.

         (e) If the Company does not consummate a Qualified Financing within 120 days after the Closing Date than the Company shall pay to the Noteholder at the Company's option (i) a cash payment to the Noteholder in an amount equal to one percent (1%) of the Face Amount or (ii) additional shares of Common Stock (the "Second Round Damages Shares") equal to one percent (1%) of the Face Amount divided by the Market Price for such Common Stock per month until a Qualified Financing has been consummated (which amount shall be prorated on a daily basis for any period of less than one month).

         (f) If all of the Registrable Securities to be included in a Registration Statement filed hereunder cannot be so included due to Commission Comments, then the Company shall prepare and file as soon as practicable but in no event later than thirty (30) calendar days from the date Commission Comments are received by the Company (the "Subsequent Filing Deadline") for such Registration Statement(s) as may be necessary in order to ensure that all Registrable Securities are covered by an existing and effective Registration Statement. Any Registration Statements to be filed under this Section 6 shall be for an offering to be made on Form SB-2 (or on such other form appropriate for such purpose). The Company shall cause such Registration Statement to be declared effective under the Securities Act as soon as possible but in no event later than ninety (90) calendar days from the Subsequent Filing Deadline (the "Subsequent Effective Deadline"), and shall use its best efforts to keep such Registration Statement continuously effective under the Securities Act during the entire Effectiveness Period.

         (g) If (i) the Company shall not have filed a Registration Statement with respect to any Registrable Securities by the Subsequent Filing Deadline or
(ii) the Registration Statement shall not have been declared effective by the Commission by the Subsequent Effective Deadline as set forth in paragraph (f) above, then the Company shall pay liquidated damages in the amounts as set forth in paragraphs (b) and (d) respectively related to such registration and effectiveness of any Registration Statement under paragraph (f).

         (h) Notwithstanding anything to the contrary contained in this Section 6, the maximum aggregate amount of all Liquidated Damages payable by the Company to the Noteholder shall not exceed fifteen percent (15%) of the Face Amount. In addition the parties agree that the Company will not be liable for any Liquidated Damages hereunder in respect of the Warrants.

         (i) If at any time after the Filing Deadline there is not an effective Registration Statement covering all of the Registrable Securities and the Company shall determine to prepare and file with the Commission a Registration Statement relating to an offering for its own account or the account of others under the Securities Act of any of its equity securities (excluding a statement filed on form S-8), then the Company shall send to the Noteholder written notice of such determination and, if within fifteen days after receipt of such notice, Noteholder shall so request in writing, the Company shall include in the Registration Statement all or any part of such Registrable Securities Noteholder requests to be registered; provided, that, the Company shall not be required to register any Registrable Securities pursuant to this paragraph (i) that are eligible for resale pursuant to Rule 144(k) promulgated under the Securities Act or that are the subject of a then effective Registration Statement.

         (j) Definitions

"Commission Comments" means written comments which are received by the Company from the Commission, and a copy of which shall have been provided by the Company to the Noteholder, to a filed Registration Statement which limit the amount of shares of Common Stock which may be included therein to a number of shares which is less than such amount sought to be included thereon as filed with the Commission.

"Effectiveness Period" means, as to any Registration Statement required to be filed pursuant to this Note, the period commencing on the Effective Date or Subsequent Effective Date, as the case may be, of such Registration Statement and ending on the earliest to occur of (a) the second anniversary of such Effective Date or Subsequent Effective Date, (b) such time as all of the Registrable Securities covered by such Registration Statement have been publicly sold by the Noteholders of the Registrable Securities included therein, or (iii) such time as all of the Registrable Securities covered by such Registration Statement may be sold by the Noteholders pursuant to Rule 144(k) as determined by the counsel to the Company pursuant to a written opinion letter to such effect, addressed and acceptable to the Company's transfer agent and the affected Noteholders.

"Face Amount" means the face amount of this Note on the Closing Date.

"Initial Registrable Securities" means the Conversion Shares and the Warrant Shares.

"Other Registrable Securities" means the Interest Shares, the Filing Liquidated Damages Shares, Effectiveness Liquidated Damages Shares and the Second Round Damages Shares.

"Registrable Securities" means collectively the Initial Registrable Securities and the Other Registrable Securities.

"Liquidated Damages" means all amounts of cash and Common Stock paid to the Noteholder as liquidated damages under sections (b), (d), (f) and (h) hereof.

SECTION 7. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

                  The Company hereby represents and warrants to the Noteholder, as follows:

         (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted.

         (b) Each Subsidiary of the Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted. For the purposes of this Agreement, "Subsidiary" shall mean any corporation or other entity of which at least a majority of the securities or other ownership interest having ordinary voting power (absolutely or contingently) for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by the Company and/or any of its other Subsidiaries.

         (c) The Company and each Subsidiary is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary.

         (d) The Company has the requisite legal and corporate power and authority to enter into, issue and perform this Note and the Warrants in accordance with the terms hereof and thereof. The execution, delivery and performance of this Note and the Warrants by the Company and the consummation by it of the transactions contemplated hereby or thereby have been duly and validly authorized by all necessary corporate action, and no further consent or authorization of the Company, its Board or stockholders is required. When executed and delivered by the Company, this Note and the Warrants shall constitute valid and binding obligations of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor's rights and remedies or by other equitable principles of general application.

         (e) The execution, delivery and performance of this Note, the Warrants and the consummation by the Company of the transactions contemplated hereby or thereby, do not and will not (i) violate or conflict with any provision of the Company's certificate of incorporation or bylaws, each as amended to date, or any Subsidiary's comparable charter documents, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries' respective properties or assets are bound, or (iii) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries are bound or affected.

         (f) Neither the Company nor any Subsidiary is required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or any other person in order for it to execute, deliver or perform any of its obligations under or contemplated by this Note or the Warrants, in each case in accordance with the terms hereof or thereof. All consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof.

         (g) The Common Stock of the Company is registered pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the Commission pursuant to the reporting requirements of the Exchange Act (all of the foregoing including filings incorporated by reference therein being referred to herein as the "Commission Documents"). At the times of their respective filings, the Commission Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such documents, and such documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Commission Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission or other applicable rules and regulations with respect thereto. Such consolidated financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such consolidated financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

         (h) All of the outstanding shares of capital stock of the Company and each Subsidiary have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in the Commission Documents, there are no outstanding preemptive, conversion or other rights, options, warrants or agreements granted or issued by or binding upon the Company or any Subsidiary for the purchase or acquisition of any shares of capital stock of the Company or any Subsidiary or any other securities convertible into, exchangeable for or evidencing the rights to subscribe for any shares of such capital stock. Neither the Company nor any Subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of the capital stock of the Company or any Subsidiary or any convertible securities, rights, warrants or options of the type described in the preceding sentence. Except as set forth in the Commission Documents, neither the Company nor any Subsidiary is party to, nor has any knowledge of, any agreement restricting the voting or transfer of any shares of the capital stock of the Company or any Subsidiary.

         (i) Except as set forth in the Commission Documents, the Company has not experienced or suffered any material adverse effect and the Company is not aware of any fact or circumstance that is reasonably likely to have a material adverse effect on the Company. As used in this Agreement, "Material Adverse Effect" means any material adverse effect on (i) the business, properties, assets, liabilities, operations (including results thereof), condition (financial or otherwise) or prospects of the Company or any Subsidiary, individually or taken as a whole, (ii) the transactions contemplated hereby or
(iii) the authority or ability of the Company to perform its obligations under this Note and the Warrants.

         (j) Except as set forth in the Commission Documents, neither the Company nor any of its Subsidiaries has incurred any liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) other than those incurred in the ordinary course of the Company's or its Subsidiaries respective businesses.

         (k) No event or circumstance has occurred or exists with respect to the Company or its Subsidiaries or their respective businesses, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.

         (l) Except as set forth in the Commission Documents, neither the Company nor any Subsidiary has any outstanding secured or unsecured Indebtedness. For the purposes of this Agreement, "Indebtedness" shall mean (a) any liabilities for borrowed money or amounts owed in excess of $50,000 (other than trade accounts payable incurred in the ordinary course of business) and (b) all guaranties, endorsements and other contingent obligations in respect of Indebtedness of others, whether or not the same are or should be reflected in the Company's balance sheet (or the notes thereto).

         (m) Except as set forth in the Commission Documents, there is no Indebtedness of the Company that is senior to or ranks pari passu with this Note in right of payment, whether with respect of payment of redemptions, interest, damages or upon liquidation or dissolution or otherwise.

         (n) Except as set forth in the Commission Documents, each of the Company and the Subsidiaries has good and valid title to all of its real and personal property, free and clear of any mortgages, pledges, charges, liens, security interests or other encumbrances. Any leases of the Company and each of its Subsidiaries are valid and subsisting and in full force and effect.

         (o) The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its Subsidiaries are engaged. Neither the Company nor any such Subsidiary has been refused any insurance coverage sought or applied for and neither the Company nor any such Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

         (p) Except as set forth in the Commission Documents, (i) there is no action, suit, claim, investigation, arbitration, alternate dispute resolution proceeding or other proceeding pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary which questions the validity of this Note or any of the transactions contemplated hereby or any action taken or to be taken pursuant hereto, (ii) there is no action, suit, claim, investigation, arbitration, alternate dispute resolution proceeding or other proceeding pending or, to the knowledge of the Company, threatened against or involving the Company, any Subsidiary or any of their respective properties or assets and (iii) there are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body against the Company or any Subsidiary or any officers or directors of the Company or Subsidiary in their capacities as such.

         (q) Except as set forth in the Commission Documents, (i) the business of the Company and the Subsidiaries has been and is presently being conducted in compliance with all applicable federal, state and local governmental laws, rules, regulations and ordinances and (ii) the Company and each of its Subsidiaries have all franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of its business as now being conducted by it.

         (r) Except as set forth in the Commission Documents the Company and each of the Subsidiaries has accurately prepared and filed or is preparing to file all federal, state and other tax returns required by law to be filed by it, has paid or made provisions for the payment of all taxes shown to be due and all additional assessments, and adequate provisions have been and are reflected in the consolidated financial statements of the Company and the Subsidiaries for all current taxes and other charges to which the Company or any Subsidiary is subject and which are not currently due and payable. The Company has no knowledge of any additional assessments, adjustments or contingent tax liability (whether federal or state) of any nature whatsoever, whether pending or threatened against the Company or any Subsidiary for any period, nor of any basis for any such assessment, adjustment or contingency.

         (s) The Company and the Subsidiaries own or possess adequate rights or licenses to use all trademarks, service marks, and all applications and registrations therefor, trade names, patents, patent rights, copyrights, original works of authorship, inventions, licenses, approvals, governmental authorizations, trade secrets and other intellectual property rights, including without limitation the rights set forth in that certain Technology License Agreement dated March 1, 2006, as amended (the "Arkenol License") between the Company and Arkenol, Inc., (collectively "Intellectual Property Rights") necessary to conduct their respective businesses as now conducted and as contemplated to be conducted. Except as disclosed in the Commission Documents, none of the Company's Intellectual Property Rights have expired or terminated, or are expected to expire or terminate, within two years from the date of this Agreement. The Company does not have any knowledge of any material infringement by the Company or its Subsidiaries of Intellectual Property Rights of others. There is no material claim, action or proceeding pending, or to the knowledge of the Company, being threatened, against the Company or its Subsidiaries regarding its Intellectual Property Rights. The Company is unaware of any material facts or circumstances which might give rise to any of the foregoing infringements or claims, actions or proceedings. The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their material Intellectual Property Rights.

         (t) Except as disclosed in the Commission Documents, the Company and each of its Subsidiaries has the unrestricted right to vote, and (subject to limitations imposed by applicable law) to receive dividends and distributions on, all capital securities of their respective Subsidiaries.

         (u) There are no loans, leases, agreements, contracts, royalty agreements, management contracts or arrangements or other continuing transactions between (a) the Company, any Subsidiary or any of their respective customers or suppliers on the one hand, and (b) on the other hand, any officer, employee, consultant or director of the Company, or any of its Subsidiaries, or any person owning at least 5% of the outstanding capital stock of the Company or any Subsidiary or any member of the immediate family of such officer, employee, consultant, director or stockholder or any corporation or other entity controlled by such officer, employee, consultant, director or stockholder, or a member of the immediate family of such officer, employee, consultant, director or stockholder which, in each case, is required to be disclosed in the Commission Documents or in the Company's most recently filed definitive proxy statement on Schedule 14A, that is not so disclosed in the Commission Documents or in such proxy statement.

         (v) The Company is not in violation of the listing requirements of the OTC Bulletin Board and has no knowledge of any facts which would reasonably lead to delisting or suspension of its common stock in the foreseeable future.

         (w) The Warrant when issued and delivered will be duly and validly issued and will be free of all liens and restrictions on transfer other than any restrictions on transfer under the Securities Act.

         (x) The Warrant Shares and the Conversion Shares have been duly reserved for issuance by the Company in sufficient number to cover the exercise of all of the Warrants and the conversion of all of the Notes. The issuance of the Warrant Shares upon exercise of the Warrant and the Conversion Shares upon conversion of the Note have been duly authorized by the Company and the Warrant Shares and Conversion Shares when delivered in accordance with the Warrant or the Note, as applicable, will be validly issued, fully paid and non-assessable, and free of all liens and restrictions on transfer other than any restrictions on transfer under the Securities Act.

         (y) The offer, issuance, sale and delivery of the Note, Warrant, Warrant Shares and Conversion Shares will not under current laws and regulations require compliance with the prospectus delivery or registration requirements of the Securities Act.

SECTION 8. AFFIRMATIVE COVENANTS.

         (a) The Company and each Subsidiary shall maintain its existence and authority to conduct its business as presently contemplated to be conducted;

         (b) The Company shall comply, and cause each Subsidiary to comply, with all applicable laws, rules, regulations and orders applicable to the Company and each Subsidiary;

         (c) The Company shall keep and cause each Subsidiary to keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Company and its Subsidiaries, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made;

         (d) The Company and its Subsidiaries shall maintain insurance with responsible companies in such amounts and against such risks as is currently carried by the Company and its Subsidiaries;

         (e) The Company shall pay all applicable taxes as they come due;

         (f) The Company shall maintain its listing on the OTC Bulletin Board or another national securities exchange and neither the Company nor any of its Subsidiaries shall take any action which would be reasonably expected to result in the delisting or suspension of the Company's common stock on the OTC Bulletin Board or another national securities exchange.

         (g) The Company shall keep the Collateral in good condition, repair and order and shall make all necessary repairs to any equipment and replacements thereof so that the operating efficiency and the value thereof shall at all times be preserved and maintained. The Company shall permit the Noteholder to examine any of the Collateral at any time during normal business hours and wherever the Collateral may be located and, the Company shall, immediately upon request therefore by the Noteholder, deliver to the Noteholder any and all evidence of ownership of any of the equipment including, without limitation, certificates of title and applications of title. The Company shall, at the request of the Noteholder, indicate on its records concerning the Collateral a notation, in form satisfactory to the Noteholder, of the security interest of the Noteholder hereunder;

         (h) Approximately $85,000 of the net proceeds from this Note shall be used by the Company for such corporate branding and/or public relations purposes as to which the Company and the Noteholder shall agree, and the remaining net proceeds from this Note shall be used for general corporate purposes, which may include additions to working capital;

         (i) The Company shall timely file all reports required to be filed with the Commission pursuant to the Exchange Act, and the Company shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would permit such termination;

         (j) The Company shall within a reasonable time following the Noteholder's request, provide any further information about the financial position of the Company which the Noteholder may reasonably request; and

         (k) At any time or from time to time upon the request of the Noteholder, the Company shall execute and deliver such further documents and do such other acts and things as the Noteholder may reasonably request in order to effect fully the purposes of this Note or the Warrants and to provide for payment of the Note, with interest thereon, in accordance with the terms of this Note.

SECTION 9. NEGATIVE COVENANTS.

         (a) Neither the Company nor any Subsidiary shall sell, transfer or otherwise dispose of any of its properties, assets and rights including, without limitation, the Arkenol License, its software and Intellectual Property Rights, to any person except for sales of obsolete assets, sales in the ordinary course of business, or with the prior written consent of the Noteholder;

         (b) Neither the Company nor any Subsidiary will become a party to any transaction with any person who is an Affiliate of the Company or any Subsidiary except transactions that are (i) in the ordinary course of business (ii) upon fair and reasonable terms that are fully disclosed to the Noteholder (iii) no less favorable to the Company or such Subsidiary than would be obtained in a comparable arm's length transaction with a person not an Affiliate of the Company or such Subsidiary, (iv) approved in good faith by the Board and (v) with respect to transactions greater than $250,000, approved of the Noteholder. The term "Affiliate" shall have the meaning as set forth in the Securities Act or Rule 144 thereunder.

         (c) Neither the Company nor any Subsidiary shall incur any Indebtedness that is senior in right of payment to this Note without the prior written consent of the Noteholder;

         (d) Neither the Company nor any Subsidiary shall grant, create, incur, assume or suffer to exist any lien, encumbrance, charge or other security interest senior to this Note upon any of its property, assets or revenues, whether now owned or hereafter acquired without the prior written consent of the Noteholder, PROVIDED HOWEVER, that the Company shall be able to incur liens in the form of a purchase money security interest or other liens or security interests in the ordinary course of business for the purchase of equipment or property, provided that such liens are limited to the equipment or property being purchased. Notwithstanding the foregoing, no lien, encumbrance, charge or other security interest of any kind may be granted, created, incurred, assumed or suffer to exist on the Arkenol License;

         (e) Neither the Company nor any Subsidiary shall merge or consolidate with any other person or entity, or sell or transfer all or substantially all of its assets without prior written consent of the Noteholder;

         (f) Neither the Company nor any of the Subsidiaries will liquidate or dissolve or instruct or grant resolutions to any liquidator of the Company or any Subsidiary;

         (g) So long as this Note is outstanding the Company will not redeem, retire, purchase or otherwise acquire any of its capital stock, directly or indirectly, through any of its Subsidiaries or otherwise; and

         (h) The Company shall not enter into any agreement in which the terms of such agreement would restrict or impair the right or ability to perform of the Company or any Subsidiary under this Note and the Warrants.

SECTION 10. PREEMPTIVE RIGHTS.

                  So long as this Note remains outstanding, the Company hereby grants to the Noteholder the right to purchase its pro rata share of any securities issued in any future offerings by the Company on the same terms as issued in such offerings based upon the percentage of the outstanding stock of the Company held by the Noteholder on a fully diluted, as-converted basis (excluding any Common Stock issued as compensation or options issued in connection with an employee incentive plan that has been approved by the Board.)

SECTION 11. INFORMATION RIGHTS.

         (a) FURNISHING OF INFORMATION. As long as the Noteholder owns this Note or any shares of Common Stock, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act. As long as the Noteholder owns this Note or any shares of Common Stock, if the Company is not required to file reports pursuant to such laws, it will prepare and furnish to the Noteholder and make publicly available in accordance with Rule 144(c) such information as is required for the Noteholder to sell all such Common Stock under Rule 144. The Company further covenants that it will take such further action as any holder of Notes or Common Stock may reasonably request, all to the extent required from time to time to enable such person to sell the Common Stock without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

         (b) BOOKS AND RECORDS. So long as this Note is outstanding, the Company shall, during normal business hours, permit the Noteholder to visit and inspect the Company's properties, to examine its books of account and records and to discuss the Company's affairs, finances and accounts with its officers, all at such times as reasonably may be requested by Noteholder. The Company shall invite a representative of the Noteholder to attend all meetings of the Board, at the Noteholder's expense in a non-voting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents and other materials that the Board provides to its directors; provided, however, that the Company reserves the right to withhold any information and to exclude such representative from any Board meeting or portion thereof, if the Board determines in good faith that such exclusion is reasonably necessary to preserve the attorney-client privilege or to avoid breaching a confidentiality agreement with a third party.

SECTION 12. COLLATERAL.

         (a) To secure payment of the principal of and all interest on the Note, the Company and it Subsidiaries hereby assigns, pledges and grants a security interest in and delivers to the Noteholder the Collateral. This Note constitutes a security agreement for purposes of the Uniform Commercial Code in all relevant jurisdictions. Upon an Event of Default, the Noteholder shall have all the rights and remedies of a secured party provided in the Uniform Commercial Code in force in New York. The Collateral is granted as security only and shall not subject the Noteholder to, or in any way affect or modify, any obligation or liability of the Company or its Subsidiaries with respect to any of the Collateral or any transaction in connection therewith. The term "Collateral" shall mean all accounts receivable of the Company and each Subsidiary and all personal and fixed property of every kind and nature, including, without limitation, all furniture, fixtures, equipment, raw materials, inventory, as extracted collateral, or other goods, accounts, contract rights, rights to the payment of money, the stock of each of the Company's Subsidiares (including all rights and privileges with respect to such stock, all income and profits thereon, all dividends, payments and other distributions with respect thereto, and all proceeds thereof and substitutions therefor), insurance refund claims and all other insurance claims and proceeds, tort claims, chattel paper, documents, instruments, securities and other investment property, deposit accounts, rights to proceeds of letters of credit and all general intangibles including, without limitation, all tax refund claims, license fees, patents, patent licenses, patent applications, trademarks, trademark licenses, trademark applications, trade names, copyrights, copyright licenses, copyright applications, rights to sue and recover for past infringement of patents, trademarks and copyrights, computer programs, computer software, engineering drawings, service marks, customer lists, goodwill, and all licenses, permits, agreements of any kind or nature pursuant to which the Company and its Subsidiaries possess, uses or has authority to possess or use property (whether tangible or intangible) of others or others possess, use or have authority to possess or use property (whether tangible or intangible) of the Company and its Subsidiaries, and all recorded data of any kind or nature, regardless of the medium of recording including, without limitation, all books and records, software, writings, plans, specifications and schematics, whether now owned or hereinafter acquired by the Company and its Subsidiaries; and all proceeds and products of each of the foregoing.

         (b) The Company and each Subsidiary agrees that they will, at the Noteholder's expense and in such manner and form as the Noteholder may reasonably require, execute, deliver, file and record any financing statement, specific assignment or other paper and take any other action that may be reasonably necessary or desirable, or that the Noteholder may reasonably request, in order to create, preserve, perfect or validate any security interest or to enable the Noteholder to exercise and enforce its rights hereunder with respect to any of the Collateral. To the extent permitted by applicable law, the Company and its Subsidiares hereby authorizes the Noteholder to execute and file, in the name of the Company and each Subsidiary or otherwise, Uniform Commercial Code financing statements (which may be carbon, photographic, photostatic or other reproductions of this Note or of a financing statement relating to this Note) which the Noteholder in its sole discretion may deem necessary or appropriate to further perfect its security interest in the Collateral.

         (c) If an Event of Default shall have occurred and be continuing, the Noteholder shall have the right to the extent permitted by law and the Company and it Subsidiaries shall take all such action as may be necessary or appropriate to give effect to such right including the right to use, consume, sell, lease or otherwise dispose of any Collateral, to vote and to give consents, ratifications and waivers, and take any other action with respect to any or all of the Collateral with the same force and effect as if the Noteholder were the absolute and sole owner thereof.

         (d) The Company and its Subsidiaries hereby irrevocably appoints the Noteholder its true and lawful attorney, with full power of substitution, in the name of the Company and each Subsidiary, the Noteholder or otherwise, for the sole use and benefit of the Noteholder, but at the expense of the Noteholder, to the extent permitted by law to exercise, at any time and from time to time while an Event of Default has occurred and is continuing, all or any of the following powers with respect to all or any of the Collateral:

                  (i) to demand, sue for, collect, receive and give acquaintance for any and all monies due to become due upon or by virtue thereof,

                  (ii) to settle, compromise, compound, prosecute or defend any action or proceeding with respect thereto,

                  (iii) to sell, transfer, assign or otherwise deal in or with the same or the proceeds or avails thereof, as fully and effectually as if the Noteholder was the absolute owner thereof, and

                  (iv) to extend the time of payment of any or all thereof and to make any allowance and other adjustments with reference thereto;

PROVIDED that the Noteholder shall give the Company and each Subsidiary not less than ten days' prior written notice of the time and place of any sale or other intended disposition of any of the Collateral. The Noteholder, the Company and each Subsidiary agree that such notice constitutes "reasonable notification" within the meaning of Sections 9-611 and 9-612 of the Uniform Commercial Code.

         (e) The Company and each Subsidiary covenant and agree that in the event that any of the Collateral shall become subject to any lien or security interest (other than the lien and security interest in favor of the Noteholder created hereunder or under any other obligation of the Company or its Subsidiaries to the Noteholder), or the lien on and security interest in the Collateral in favor of the Noteholder created hereunder shall cease to be a perfected security interest in and lien on any of such Collateral except pursuant to a release herein contemplated, the Company and each Subsidiary will promptly take whatever reasonable action may be necessary to release such other liens or security interests or to restore the Noteholder's lien on and security interest in the Collateral as a perfected security interest or lien, as the case may be. The Company and each Subsidiary acknowledge that money damages would not be a sufficient remedy for the breach of the Company's or its Subsidiaries covenant in this paragraph and that, in addition to all other remedies that may be available, the Noteholder shall be entitled to specific performance as a remedy for any such breach.

SECTION 13. GUARANTEE

         BlueFire Ethanol, Inc. (the "Guarantor") does hereby irrevocably and unconditionally guarantee, as primary obligor and not as surety merely, without offset or reduction, irrespective of the validity, enforceability or effectiveness of this Note and waiving all rights of objection and defenses (other than the defense of payment) arising therefrom, full and prompt payment of all of the obligations of the Company arising under or in connection with this Note, as primary obligor and not merely as a surety, agrees to indemnify the Noteholder from and against any loss it may incur as a result of or in connection with this Note being or becoming void, voidable or unenforceable for any reason whatsoever, whether or not known to the Noteholder (including without limitation, the liquidation, dissolution, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of, or other similar proceedings affecting the status, existence, assets or obligations of, the Company, or the disaffirmance by the Company, any court of competent jurisdiction or any trustee in respect to this Note in any such proceeding). The obligations of the Guarantor hereunder shall not be affected by the genuineness, validity, regularity or enforceability of this Note or any amendment, waiver or other modification of this Note, any priority or preference to which this Note may be entitled over any other obligation under this Note or, to the fullest extent permitted by applicable law, any other circumstance which might otherwise constitute a legal or equitable defense to or discharge of the obligations of a surety or guarantor, including, without limitation, any defense arising out of any law of the United States of America or any state thereof, which would either exempt, modify or delay the due or punctual payment and performance of the obligations of the Guarantor hereunder. This Guarantee is a guarantee of prompt payment and performance and not merely a guarantee of collection. The Guarantor agrees that it shall not be necessary or required, and that the Guarantor shall not be entitled to require, that any person or entity (i) file suit or proceed to obtain or assert a claim for personal judgment against the Company for payment of this Note, or (ii) make any effort at collection of this Note from the Company, or (iii) file suit or proceed to obtain or assert a claim for personal judgment against any other person or entity liable for this Note, or make any effort at collection of this Note from any such other person or entity, or exercise or assert any other right or remedy to which any person or entity is or may be entitled in connection with this Note, or (iv) assert or file any claim against the assets of the Company or other person or entity liable for this Note, or any part thereof, before or as a condition of enforcing the liability of the Guarantor under this Guarantee or requiring payment or performance of this Note by the Guarantor hereunder, or at any time thereafter.

         The Guarantor waives notice of the acceptance of this Guarantee and of the performance or nonperformance by the Company, demand for payment from the Borrower or any other person or entity and notice of nonpayment or failure to perform on the part of the Company, all demands whatsoever (except as required under this Note), and any other defense (other than the defense of payment) which may be available to the Guarantor under applicable laws.

         The obligations of the Guarantor shall be absolute and unconditional and shall remain in full force and effect until satisfaction of the payment in full of this Note (whereupon, subject to the last sentence of this paragraph, this Guarantee and the obligations of the Guarantor hereunder shall terminate). Without limiting the generality of the foregoing, the obligations of the Guarantor hereunder shall not be released, discharged or otherwise affected by the existence of any claims, set-off, defense or other rights which the Guarantor may have at any time and from time to time against the Company, whether in connection with the transactions contemplated by the Note or any unrelated transactions. This Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment of this Note is rescinded or must otherwise be returned by the Noteholder upon the insolvency, bankruptcy, reorganization or similar proceeding with respect to the Company, the Guarantor or otherwise, all as though such payment had not been made.

         The Guarantor hereby agrees that it shall not exercise any right to be subrogated, in whole or in part, to the rights of the Noteholder against the Company or any other person or entity under any document or instrument evidencing the obligations under this Note until all amounts under this Note now existing or hereafter entered into have been paid or performed in full.

SECTION 14. ASSIGNMENT.

                  Subject to the restrictions on transfer described in Section 16 below, the rights and obligations of the Company and the Noteholder (including the registration rights) shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

SECTION 15. WAIVER AND AMENDMENT.

                  Any provision of this Note may be amended, waived or modified upon the written consent of the Company and the Noteholder. Any amendment, waiver, modification or consent entered into pursuant to this Section 15 shall be effective only in the specific instance and for the specific purpose for which it was given.

SECTION 16. TRANSFER OF THIS NOTE.

                  The Company may not transfer or assign this Note nor any right or obligation hereunder to any person or entity without the prior written consent of the Noteholder. The Noteholder may transfer or assign this Note (i) to any Affiliate without the prior written consent of the Company and (ii) to any third party with the prior written consent of the Company which shall not be unreasonably withheld.

SECTION 17. NOTICES.

                  Notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery; upon confirmed transmission by telecopy or telex if sent during normal business hours of the recipient (or if not, on the next Business Day of the recipient); three days after deposit with the United States Post Office, by registered or certified mail, postage prepaid; or otherwise upon delivery by hand or by messenger or one day after deposit with a nationally recognized courier service, addressed (a) if to the Noteholder, to the Noteholder's address as set forth on EXHIBIT A attached hereto, or to such other address as the Noteholder shall have furnished to the Company in writing, or (b) if to the Company, to BlueFire Ethanol Fuels, Inc., Attention: Chris D. Scott, Chief Financial Officer, 31 Musick, Irvine, CA 92618 or to such other addresses as the Company shall have furnished to the Noteholder.

SECTION 18. LEGAL FEES.

         (a) The Company will pay to the Noteholder a non-accountable expense fee of $______ toward legal fees and expenses (including due diligence costs) on the Closing Date, and

         (b) In the event that this Note or the Guarantee is collected by law or through attorneys at law, or under advice therefrom, the Company and each Subsidiary agrees to pay all costs of collection, including reasonable attorneys' fees, whether or not suit is brought, and whether incurred in connection with collection, trial, appeal, bankruptcy or other creditors' proceedings or otherwise.

SECTION 19. INDEMNIFICATION.

                  The Company agrees to indemnify and hold harmless the Noteholder (and its respective directors, officers, managers, partners, members, shareholders, affiliates, agents, successors and assigns, (an "Indemnified Party") from and against any and all losses, liabilities, deficiencies, costs, damages and expenses (including, without limitation, reasonable attorneys' fees, charges and disbursements) incurred by such Indemnified Party as a result of any inaccuracy in or breach of the representations, warranties or covenants made by the Company herein.

SECTION 20. LOST, STOLEN OR MUTILATED NOTE.

                  If this Note is lost, stolen, mutilated or destroyed, the Company will, on such reasonable terms with respect to indemnity or otherwise as it may in its discretion impose, issue a new note of like denomination, tenor, and date as this Note. Any such new note shall constitute an original contractual obligation of the Company, and the lost, stolen, mutilated or destroyed, as applicable, Note shall be null and void.

SECTION 21. COUNTERPARTS.

                  This Note may be executed in counterparts, each of which shall be enforceable against the party actually executing such counterpart, and which together shall constitute one instrument.

SECTION 22. NOTEHOLDER RIGHTS.

                  This Note, Common Stock, Qualified Securities or other securities owned or acquired by the Noteholder or its affiliated entities or persons (assuming full conversion of all convertible securities into Common Stock, if applicable) shall be aggregated together for the purpose of determining the availability of any rights under this Note.

SECTION 23. MISCELLANEOUS.

         (a) The parties hereto hereby waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of or any default under this Note, except as specifically provided herein.

         (b) Any provision of this Note which is illegal, invalid, prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity, prohibition or unenforceability without invalidating or impairing the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

         (c) The Section headings herein are for convenience only and shall not affect the construction hereof.

         (d) In the event any interest is paid on this Note, which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

                  THIS NOTE HAS BEEN DELIVERED IN NEW YORK, NEW YORK AND SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

                  THE COMPANY AND ITS SUBSIDIARIES HEREBY EXPRESSLY AND IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY LITIGATION ARISING HEREUNDER. THE COMPANY AND ITS SUBSIDIARIES FURTHER IRREVOCABLY CONSENT TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. THE COMPANY AND ITS SUBSIDIARIES HEREBY EXPRESSLY AND IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

                  BY ITS ACCEPTANCE OF THIS NOTE THE NOTEHOLDER, THE COMPANY AND ITS SUBSIDIARIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS NOTE, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE NOTEHOLDER OR THE COMPANY. THE COMPANY AND ITS SUBSIDIARIES ACKNOWLEDGE AND AGREE THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE NOTEHOLDER MAKING THE LOAN EVIDENCED HEREBY.

 IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed on the date indicated above.




                                          BLUEFIRE ETHANOL FUELS, INC.

                                          By  _______________________________
                                               Name:
                                               Title




                                          BLUEFIRE ETHANOL, INC.

                                          By  _______________________________
                                               Name:
                                               Title






ACCEPTED AND AGREED:



By  _______________________________
     Name:
     Title

                                                                       EXHIBIT A
                                                                       ---------

                                   NOTEHOLDER



NOTEHOLDER
----------



Facsimile:  ()





WIRE INSTRUCTIONS:
------------------

                                                                       EXHIBIT B
                                                                       ---------


                                     FORM OF

                              NOTICE OF CONVERSION

   (To be Executed by the Registered Noteholder in order to Convert the Note)

The undersigned hereby irrevocably elects to convert $ ________________ of the principal amount of the Note, attached hereto at EXHIBIT 1, into shares of Common Stock of BlueFire Ethanol Fuels, Inc. according to the conditions thereof, as of the date written below.

Date of Conversion _________________________________________________________

Applicable Conversion Price __________________________________________________

Number of shares of Common Stock to be issued on the Date of Conversion:
_________________________

Signature___________________________________________________________________

         [Name]

Address:__________________________________________________________________

         _______________________________________________________________________